Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Inland American Real Estate Trust, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-122743 and 333-139504) on Form S-11 of Inland American Real Estate Trust, Inc. of our report dated March 30, 2009, with respect to the consolidated balance sheets of Inland American Real Estate Trust, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations and other comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule, which report appears in the December 31, 2008, annual report on Form 10-K of Inland American Real Estate Trust, Inc.

/s/ KPMG LLP

Chicago, Illinois

March 30, 2009